Exhibit 99.2 _____________________________________________________________________________________ Press Release Basic Energy Services Receives Extension Of Waiver From Asset-Based Lenders FORT WORTH, Texas, Oct. 18, 2016 /PRNewswire/ -- Basic Energy Services, Inc. (NYSE: BAS) ("Basic" or the "Company") today announced that the Company has successfully obtained an extension of its temporary waiver from Basic's secured asset-based revolver (the "ABL Facility") lenders. As previously announced on October 17, 2016, the Company was seeking an additional extension of its temporary waiver of certain existing and future defaults under the ABL Facility in order to finalize the terms of a deleveraging transaction with its creditors. Basic has now received an additional seven day extension of the temporary waiver, through October 24, 2016, subject to certain terms and conditions. The Company continues to have, and expects to have, adequate liquidity to continue its efficient and uninterrupted operations in the ordinary course and to meet all of its obligations to suppliers, customers and employees. About Basic Energy Services Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The Company employs over 3,500 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, California and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company's website at www.basicenergyservices.com. Safe Harbor Statement This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the negotiations and our liquidity. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, (v) competition within our industry, (vi) Basic's ability to comply with its financial and other covenants and metrics in its debt agreements, as well as any cross-default provisions, and (vii) the course of our negotiations

Exhibit 99.2 with our creditors. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic's Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise. Contacts: Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 817-334-4100 Jack Lascar Dennard ▪ Lascar Associates 713-529-6600